 Exhibit 5.1

Fried, Frank, Harris, Shriver & Jacobson LLP

 September 14, 2023

T-Mobile US, Inc.

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, WA 98006

Ladies and Gentlemen:

We have acted as counsel to T-Mobile USA, Inc., a Delaware corporation (the “Company”), T-Mobile US, Inc., a Delaware corporation and the direct parent of the Company (the “Parent Guarantor”), the subsidiaries of the Company listed on Schedule I hereto (together with the Parent Guarantor, the “DE Guarantors”) and the subsidiaries of the Company listed on Schedule II hereto (the “Non-DE Guarantors” and, collectively with the DE Guarantors and the Parent Guarantor, the “Guarantors”), in connection with the Registration Statement on Form S-3 (File No. 333-271553), initially filed with the Securities and Exchange Commission (the “Commission”) on May 1, 2023 under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Post-Effective Amendment No. 1 thereto, filed on September 11, 2023 (the “Registration Statement”), with respect to the issuance of $1,000,000,000 in aggregate principal amount of the Company’s 5.750% Senior Notes due 2034 (the “2034 Debt Securities”) and the guarantees by the Guarantors thereof (the “2034 Debt Securities Guarantees”) and $1,000,000,000 in aggregate principal amount of the Company’s 6.000% Senior Notes due 2054 (the “2054 Debt Securities”, and together with the 2034 Debt Securities, the “Debt Securities”) and the guarantees by the Guarantors thereof (the “2054 Debt Securities Guarantees” and, together with the 2034 Debt Securities Guarantees, the “Guarantees”). The Debt Securities and the Guarantees are being offered and sold in a public offering pursuant to an underwriting agreement dated September 11, 2023, by and among the Company, the Guarantors and Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters (the “Underwriting Agreement”).

The Debt Securities and the Guarantees have been issued pursuant to an indenture, dated as of September 15, 2022 (the “Base Indenture”), among the Company, the Parent Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the Tenth Supplemental Indenture, dated as of September 14, 2023 (the “Tenth Supplemental Indenture”), among the Company, the Guarantors and the Trustee, with respect to the 2034 Debt Securities and the 2034 Debt Securities Guarantees and as further supplemented by the Eleventh Supplemental Indenture, dated as of September 14, 2023 (the “Eleventh Supplemental Indenture”), among the Company, the Guarantors and the Trustee, with respect to the 2054 Debt Securities and the 2054 Debt Securities Guarantees (the Base Indenture, as supplemented by the Tenth Supplemental Indenture and the Eleventh Supplemental Indenture, the “Indenture”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company, the Guarantors and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a) an executed copy of the Underwriting Agreement;

(b) an executed copy of the Base Indenture;

(c) an executed copy of the Tenth Supplemental Indenture;

(d) an executed copy of the Eleventh Supplemental Indenture; and

One New York Plaza, New York, New York 10004—1980

T: +1.212.859.8000 friedfrank.com

Fried, Frank, Harris, Shriver & Jacobson LLP

September 14, 2023

(e) executed copies of the Debt Securities.

The documents referred to in items (a) through (e) above, inclusive, are referred to herein collectively as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the statements, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company, the Guarantors and others.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

To the extent it may be relevant to the opinion expressed herein, we have assumed that (i) all of the parties to the Documents (other than the Company and the DE Guarantors) are validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) the parties to the Documents (other than the Company and the DE Guarantors) have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the Company and the DE Guarantors); (iv) each of the Documents constitutes a valid and binding obligation of all of the parties thereto (other than as expressly addressed in the opinion below as to the Company and the Guarantors), enforceable against such parties in accordance with their respective terms; (v) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto; (vi) the Debt Securities have been duly authenticated and delivered by the Trustee against payment therefor in accordance with the Documents; and (vii) the Debt Securities conform to the specimens thereof examined by us.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debt Securities constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms and the Guarantees constitute valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

The opinion set forth above is subject to the following qualifications:

(A)	We express no opinion as to the validity, binding effect or enforceability of any provision in any Document:

(i)	relating to indemnification, contribution or exculpation;

(ii)	relating to any purported waiver, release or variation of rights or other agreement to similar effect (collectively, a “Waiver”) by any party under any of the Documents to the extent such a Waiver is limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty or ground for discharge or release of, or defense available to, an obligor generally or as a guarantor or co-obligor or otherwise available as a matter of law (including judicial decisions);

(iii)

relating to (a) forum selection or submission to jurisdiction (including any waiver of any objection to venue in any court or that a court is an inconvenient forum) to any court other than a court of the State of New York or to the extent that the validity, binding effect or enforceability of such provision is to be considered by any court other than a court of the State of New York, (b) choice of governing law to the extent that the validity, binding effect or enforceability of such provision is to be considered by any court other than a court of the State of New York or a federal court sitting in the State of New York, in each case, applying the choice of law rules of the State of New York, (c) service of process or (d) waivers of any rights to trial by jury;

Fried, Frank, Harris, Shriver & Jacobson LLP

September 14, 2023

(iv)	specifying that provisions thereof may be modified or waived only in writing;

(v)	purporting to give any person the power to accelerate obligations without notice to the obligor;

(vi)	specifying that any person may exercise set-off or similar rights other than in accordance with applicable law;

(vii)	relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities governed or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or a forfeiture; or

(viii)	requiring that any unearned portion of any Debt Securities issued at a discount be paid upon acceleration or otherwise earlier than the stated final maturity.

(B)	We express no opinion as to the validity, binding effect or enforceability of any provision of any agreement concerning the enforceability of the waiver of rights or defenses contained in the Documents relating to waiver of stay, extension or usury laws.

(C)	We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located or wherein enforcement of any Document may be sought that limits the rates of interest legally chargeable or collectible.

(D)	We express no opinion as to any agreement, instrument or other document referred to, or incorporated by reference in, any of the Documents, other than the Documents.

(E)	Our opinions are subject to

(i)	bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;

(ii)	general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law;

(iii)	the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

(F)	Provisions in the Indenture or any Supplemental Indenture that provide that the Guarantors’ liability thereunder shall not be affected by actions or failures to act on the part of the holders or the Trustee or by modifications or waivers of provisions of the guaranteed obligations, might not be enforceable if such actions, failures to act, modifications or waivers so change the essential nature of the terms and conditions of the guaranteed obligations that, in effect, a new contract has arisen between such recipient and the primary obligor on whose behalf the Guarantee was issued. We have assumed that (i) the obligations of each Guarantor under the Documents are necessary or convenient to the conduct, promotion or attainment of the business of each such Guarantor and (ii) consideration that is sufficient to support the agreements of each Guarantor under the Documents has been received by each such Guarantor.

Fried, Frank, Harris, Shriver & Jacobson LLP

September 14, 2023

The opinion expressed herein is limited to the laws of the State of New York and, to the extent relevant, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Revised Uniform Limited Partnership Act of the State of Delaware, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof, which will be incorporated by reference in the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus supplements related to the Debt Securities and the Guarantees. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

Schedule I

Subsidiary DE Guarantors

Entity	Jurisdiction of Organization
American Telecasting of Seattle, LLC	Delaware
APC Realty and Equipment Company, LLC	Delaware
Assurance Wireless of South Carolina, LLC	Delaware
Assurance Wireless USA, L.P.	Delaware
ATI Sub, LLC	Delaware
Clearwire Communications LLC	Delaware
Clearwire Legacy LLC	Delaware
Fixed Wireless Holdings, LLC	Delaware
IBSV LLC	Delaware
MetroPCS California, LLC	Delaware
MetroPCS Florida, LLC	Delaware
MetroPCS Georgia, LLC	Delaware
MetroPCS Massachusetts, LLC	Delaware
MetroPCS Michigan, LLC	Delaware
MetroPCS Nevada, LLC	Delaware
MetroPCS New York, LLC	Delaware
MetroPCS Pennsylvania, LLC	Delaware
MetroPCS Texas, LLC	Delaware
Nextel Systems, LLC	Delaware
Nextel West Corp.	Delaware
NSAC, LLC	Delaware
PRWireless PR, LLC	Delaware
PushSpring, LLC	Delaware
Sprint Capital Corporation	Delaware
Sprint Communications LLC	Delaware
Sprint LLC	Delaware
Sprint Solutions LLC	Delaware
Sprint Spectrum LLC	Delaware
Sprint Spectrum Realty Company, LLC	Delaware
TDI Acquisition Sub, LLC	Delaware
T-Mobile Central LLC	Delaware
T-Mobile Financial LLC	Delaware
T-Mobile Innovations LLC	Delaware
T-Mobile Leasing LLC	Delaware
T-Mobile License LLC	Delaware
T-Mobile Northeast LLC	Delaware
T-Mobile Puerto Rico Holdings LLC	Delaware
T-Mobile Puerto Rico LLC	Delaware
T-Mobile Resources LLC	Delaware
T-Mobile South LLC	Delaware
T-Mobile West LLC	Delaware
TMUS International LLC	Delaware
TVN Ventures LLC	Delaware
VMU GP, LLC	Delaware
WBSY Licensing, LLC	Delaware

I-1

Schedule II

Subsidiary Non-DE Guarantors

Entity	Jurisdiction of Organization
Clearwire Spectrum Holdings II LLC	Nevada
Clearwire Spectrum Holdings III LLC	Nevada
Clearwire Spectrum Holdings LLC	Nevada
Nextel South Corp.	Georgia
SprintCom LLC	Kansas

II-1